EXHIBIT 3.8

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
NATUREWELL, INCORPORATED

                    NatureWell, Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

                    FIRST: That Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation is amended by deleting the text thereof immediately preceding the words "The Preferred shares shall be issued," and inserting in lieu thereof the following:

"The Corporation shall be authorized to issue two classes of stock consisting of 150,000,000 shares of Common Stock, par value $0.01 per share, and 15,000,000 shares of Preferred Stock, par value $0.01 per share.

The class of Common Stock shall be divided into two series consisting of 130,000,000 shares of regular Common Stock and 20,000,000 shares of Series A Common Stock. Except as expressly set forth herein, shares of regular Common Stock and shares of Series A Common Stock shall be identical in all respects. Each share of Series A Common Stock shall entitle the holder to cast ten (10) votes. Each share of Series A Common Stock may be converted at the option of the holder into one share of regular Common Stock by surrendering to the Corporation the certificate or certificates evidencing the shares of Series A Common Stock to be converted together with a written request that the shares be so converted, provided, however, that the holder may exercise the right of conversion only at a time at which the Corporation has a sufficient number of authorized but unissued shares of regular Common Stock available for issuance upon conversion of the Series A Common Stock as to which conversion is requested. Holders of regular Common Stock and Series A Common Stock shall vote together as a single class on all matters as to which holders of the class of Common Stock are entitled to vote, except as may be otherwise required by law.

The designations and the powers, preferences and rights, and the qualifications or restrictions thereof of shares of Preferred Stock are as follows:"

                    SECOND: That all shares of Common Stock of the Corporation issued and outstanding immediately prior to the effective time of this amendment shall automatically and without any action on the part of the holders thereof be classified as shares of regular Common Stock.

                    THIRD: That the foregoing amendment was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

                    FOURTH: That this Certificate of Amendment shall be effective upon its filing with the Secretary of State of the State of Delaware.

                    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 29th day of March, 2006.

NatureWell, Incorporated
By: _______________________________ James R. Arabia, Authorized Officer